OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 15th day of August, 2003.

BETWEEN:

PAUL G. SCHMIDT, businessman, of 7934 Wagon Wheel Road, Morrison, Colorado 80465

(the "Optionor")

OF THE FIRST PART

AND

MIDWAY GOLD CORP., a body corporate incorporated pursuant to the laws of British Columbia and having an office at Suite 300 – 570 Granville Street, Vancouver, British Columbia, V6C 3P1

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionor is the registered and beneficial owner of all right, title and interest in and to those forty-four (44) Spring Valley mineral claims located in Pershing County, Nevada and more particularly described in Schedule "A" hereto (hereinafter collectively referred to as the "Property");

B. The Optionor wishes to grant and the Optionee wishes to acquire an option to purchase the Property, on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $25,000 paid by the Optionee to the Optionor on July 3, 2003, the receipt and sufficiency of which is hereby expressly acknowledged by the Optionor, and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1. INTERPRETATION

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, capitalized terms shall, unless the context otherwise requires, have the following meanings:

(a) "**Agreement**" means this Agreement, as amended from time to time;

(b) "**Commercial Production**" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

(c) "**Environmental Claims**" means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation,

investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i) any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(d) "**Environmental Law**" means all requirements of the common law, civil code or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial or local judicial, regulatory, or administrative agency, board or governmental authority including, but not limited to those relating to (i) notice, (ii) pollution or protection of the air, surface water, ground water or lands, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of lands;

(e) "**Expenditures**" means those expenditures to be made by or on behalf of the Optionee on the Property, which qualify as Exploration Work as defined herein, in the amounts and on or before the respective Instalment Dates set out therefor in Section 3.1 of this Agreement;

(f) "**Exploration Work**" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration and development. For greater clarity, no mining or mine construction, other than Test Mining, can be conducted until exercise of the Option;

(g) "**Instalment Dates**" means those dates on or before which the Option Payments are to be made to the Optionor and the Expenditures are to be made by the Optionee, as more particularly set out in Section 3.1 of this Agreement;

(h) "**Net Smelter Returns**" has the meaning attributed to it in Schedule "B" hereto;

(i) "**Option**" means the option granted by the Optionor to the Optionee under Section 3.1 of this Agreement;

(j) **"Option Payments"** means those payments set out in Section 3.1 of this Agreement, payable by the Optionee to the Optionor on or before the respective Instalment Dates set out in that Section;

(k) **"Property"** has the meaning set out in Recital paragraph A above;

(l) **"Royalty"** means the sliding scale royalty or charge on Net Smelter Returns on Commercial Production over 500,000 ounces reserved by the Optionor hereunder as described in Section 4.1 of this Agreement; and

(m) **"Test Mining"** means bulk sampling by means of surface cuts, trenches, adits, declines or similar means and shall not exceed 10,000 tonnes. Any gold in excess of 100 ounces recovered from Test Mining shall be subject to a royalty of 50% of any Net Smelter Returns for such excess.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America.

1.3 The titles to the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2. REPRESENTATIONS AND WARRANTIES

2.1 The Optionee represents and warrants to the Optionor that:

(a) it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of British Columbia;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement; and

(c) the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound.

2.2 The Optionor represents and warrants to the Optionee that:

(a) he has full legal capacity and competence to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of his obligations and duties hereunder;

(b) he has full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated by the Optionor will not conflict with, or accelerate the performance required by or result in any breach of any covenants or

agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under any indenture, agreement or other instrument whatsoever to which he is a party or by which he is bound or to which he may be subject, and will not contravene any applicable laws;

(c) he is the registered and beneficial owner of all right, title and interest in the Property;

(d) the Property is in good standing under the laws of the jurisdiction in which the Property is located and the conditions on and relating to the Property respecting all past and current operations thereon are in compliance with all applicable federal, state and municipal laws;

(e) the Optionor's right, title and interest in and to the Property is free and clear of any and all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(f) he has and will continue to make available to the Optionee all information in his possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization; and

(g) there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof, nor is there any basis therefor, and there are no outstanding agreements or options to acquire, purchase or explore the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof.

2.3 The representations and warranties hereinbefore set out have been relied upon by the parties in entering into this Agreement, and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3. OPTION

3.1 The Optionor hereby irrevocably grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 100% interest in and to the Property, free and clear of all liens, charges, encumbrances, claims, rights or interest of any person, and such option shall be exercisable through the payment by the Optionee of the Option Payments and the incurring of the Expenditures on or before the respective Instalment Dates set out therefor in the following table:

Option Payment	Expenditures	Instalment Dates
$25,000	-	Paid on July 3, 2003
$50,000	-	On or before August 15, 2003
$100,000	$150,000	On or before August 15, 2004
$100,000	$150,000	On or before August 15, 2005
$200,000	$150,000	On or before August 15, 2006
$3,000,000	$150,000	On or before August 15, 2007

3.2 If in any period the Optionee incurs Expenditures in excess of those required by the applicable Instalment Date, the excess amount will be carried forward in satisfaction of amounts required to be spent by it in the following year or years.

3.3 The Optionee shall be entitled, at any time prior to August 15, 2007, to make the final Option Payment of $3,000,000 to the Optionor and, upon making such payment, the Option will be deemed to have been exercised, and the Optionor will transfer to the Optionee, and the Optionee shall be entitled to receive, an undivided 100% interest in and to the Property free and clear of all liens, charges, encumbrances and claims, subject only to the Royalty. By making the final Option Payment, the Optionee shall be deemed to have satisfied all of its obligations to the Optionor under this Agreement, including, in particular, the payment of all Option Payments and the incurring of all Expenditures.

3.4 The Optionee will forfeit the Option of it fails to make, and does not remedy such failure within 60 days after receipt of notice from the Optionor of such failure, the Option Payments and the Expenditures.

4. ROYALTY

4.1 The Optionee will also grant to the Optionor the Royalty, payable after the first 500,000 ounces of Commercial Production, such Royalty to be on the further terms attached as Schedule "B" hereto.

4.2 The Optionee will maintain the mineral claims comprised in the Property in good standing, free and clear of all liens and encumbrances, except those contested in good faith by the Optionee, and shall make such payments as may be required for these purposes. The Optionee agrees that it shall make the necessary payment and filing due September 1, 2003 in order to keep the Property in good standing.

4.3 The Optionee shall grant the Optionor an overriding royalty interest of 1% of Net Smelter Returns from the Commercial Production of any mineral product from lands owned by the Optionee or an affiliate of the Optionee and located outside, but within one half (1/2) mile of the Property, such Royalty to be on the terms set out in paragraphs 2 through 5 of Schedule "B".

5. OPTIONEE'S RIGHTS

5.1 Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

(a) enter in, under or upon the Property and conduct Exploration Work and Test Mining;

(b) exclusive and quiet possession of the Property;

(c) bring upon the Property and to erect thereon such exploration facilities as it may consider advisable; and

(d) remove ore from the Property and dispose of the ore for Test Mining.

6. POWERS, DUTIES AND OBLIGATIONS OF OPTIONEE

6.1 Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a) regulate access to the Property, subject only to the right of the Optionor and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at its own risk and expense;

(b) employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;

(c) execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and the Optionor hereby irrevocably constitutes the Optionee its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and save the Optionee harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Optionee directly or indirectly as a result of its exercise of its powers pursuant to this Subsection 6.1(c); and

(d) conduct title examination of the Property and cure such title defects as may be advisable in the reasonable judgment of the Optionee, provided, however, if the Optioner's title to the Property is deficient, defective or encumbered in any way, the Optionor, upon receiving written notice from the Optionee will have sixty (60) days to remedy such deficiency or defect or remove such encumbrance and, if the Optionor fails to remedy any deficiency or defect or remove any encumbrance within such sixty day period, the Optionee will be entitled to elect to terminate this Agreement and have all amounts paid by it returned to it or take the necessary steps to remedy any deficiency or defect or remove any encumbrance, in which event the cost and related expenses thereof may, at the Optionee's discretion, be deducted from any amounts or payments which may be or become due or payable to the Optionor hereunder, or otherwise seek reimbursement thereof by way of a claim for a debt owing by the Optionor to the Optionee.

6.2 Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee shall have the duties and obligations to:

(a) keep the Property free and clear of all liens and encumbrances arising from the conduct of its operations thereon (except liens contested in good faith by the Optionee), and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard and provide to the Optionor proof of filing and payment no later than August 1 in any year before exercise or termination of the Option;

(b) permit the Optionor and its representatives, duly authorized by them, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Exploration Work. The Optionee shall prepare and deliver to the Optionor at reasonable intervals, but in any event not less frequently than once each calendar quarter, reports on all Exploration Work conducted by the Optionee;

(c) conduct all work on or with respect to the Property in a careful and minerlike manner and in accordance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Property;

(d) maintain true and correct books, accounts and records of operations hereunder.

7. TERMINATION OF OPTION

7.1 In the event the Option is not exercised by the Optionee, and subject to the provisions of Sections 7.3 and 15.1, the Option and this Agreement shall terminate.

7.2 The Optionee shall have the right to terminate this Agreement by giving 30 days' written notice of such termination to the Optionor and upon the effective date of such termination this Agreement shall be of no further force and effect except the Optionee shall be required to satisfy any requirements which have accrued under the provisions of this Agreement which have not been satisfied.

7.3 Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, the Optionee shall:

(a) deliver to the Optionor on any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Exploration Work which have not been previously delivered to the Optionor;

(b) upon notice from the Optionor, remove all materials, supplies and equipment from the Property; provided however, that the Optionor may retain ore and, at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of receipt of such notice by the Optionee; and

(c) ensure that, at the effective date of termination of this Agreement, the Property is free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing for at least the next ensuing 4 months whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

8. REGULATORY APPROVAL

8.1 The Optionor acknowledges that the Optionee, as a public corporation, is bound to make disclosure from time to time of its interest in the Property and to seek regulatory approval of its proposed acquisition of the Property. Accordingly, the Optionor consents to the disclosure by the Optionee of information by it to regulatory authorities, the Optionee's shareholders and to the public of such information from time to time.

9. NOTICE

9.1 Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or by sending same by telegram, telex, telecommunication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

9.2 Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

9.3 Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

10. FURTHER ASSURANCES

10.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement

11. ASSIGNMENT

11.1 The Optionee may at any time assign, transfer or joint venture all or a portion of its interest in the Option, and its rights under this Agreement, to one or more persons, such assignment, transfer or joint venture to be effective not earlier than upon the giving of written notice thereof to the Optionor, provided that such assignment, transfer or joint venture shall not relieve the Optionee of any outstanding and unfulfilled obligations it may have to the Optionor under this Agreement on the effective date of each assignment, transfer or joint venture.

12. TIME OF THE ESSENCE

12.1 Time shall be of the essence in the performance of this Agreement.

13. ENUREMENT

13.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14. FORCE MAJEURE

14.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

14.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

14.3 A party relying on the provisions of Section 14.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

15. DEFAULT

15.1 If a party (the "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default (the "Non-Defaulting Party") shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

16. SEVERABILITY

16.1 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17. AMENDMENT

17.1 This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

18. ENTIRE AGREEMENT

18.1 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, including, in particular, that letter of intent between the parties dated July 3, 2003, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

19. OPTION ONLY

19.1 This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

20. GOVERNING LAW AND ARBITRATION

20.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Province of British Columbia.

20.2 Any dispute arising between the parties shall if possible be settled by mediation. Failing resolution by mediation, the matter shall be determined by binding arbitration conducted under the *Commercial Arbitration Act* (British Columbia) and the place of arbitration shall be Vancouver, British Columbia.

Signed, Sealed and Delivered by Paul G. Schmidt in the presence of:

Kathy Evans
(Signature)

KATHY EVANS
(Print Name)

26679 PLEASANT PARK RD.
(Address)
CONIFER, CO. 80433

BANK REP.
(Occupation)

PAUL G. SCHMIDT

THE COMMON SEAL of MIDWAY GOLD CORP. was hereto affixed in the presence of:

Authorized Signatory

C/S

SCHEDULE "A"

SPRING VALLEY PROPERTY

Pershing County, Nevada

Claim	Pershing County, NV Book	Page	U.S. Bureau Land Management NMC Serial No.
SV-1	352	678	817628
SV-2	352	679	817629
SV-3	352	680	817630
SV-4	352	681	817631
SV-5	352	682	817632
SV-6	352	683	817633
SV-7	352	684	817634
SV-8	304	446	748203
SV-9	352	685	817635
SV-10	304	448	748205
SV-11	352	686	817636
SV-12	304	450	748207
SV-13	352	687	817637
SV-14	304	452	748209
SV-15	352	688	817638
SV-16	304	454	748211
SV-17	352	689	817639
SV-18	304	456	748213
SV-19	352	690	817640
SV-20	304	458	748215

SV-21	352	691	817641
SV-22	352	692	817642
SV-23	352	693	817643
SV-24	352	694	817644
SV-25	352	695	817645
SV-26	352	696	817646
SV-27	304	465	748222
SV-28	352	697	817647
SV-29	304	467	748224
SV-30	304	468	748225
SV-31	304	469	748226
SV-32	304	470	748227
SV-33	304	471	748228
SV-34	304	472	748229
SV-35	304	473	748230
SV-36	304	474	748231
SV-37	304	475	748232
SV-38	304	476	748233
SV-39	304	477	748234
SV-40	304	478	748235
SV-41	304	479	748236
SV-42	304	480	748237
SV-43	304	481	748238
SV-44	305	482	748239

SCHEDULE "B"

NET SMELTER RETURNS

1. As additional consideration, the Optionee acknowledges and agrees that its interest in the Property shall, upon Commercial Production, be subject to a royalty or charge of a sliding scale Net Smelter Returns in favour of the Optionor as follows:

London Metal Exchange Price (Au)	Royalty
$300 or less	2%
$300-$399 (incl.)	3%
$400-$499 (incl.)	4%
$500-$599 (incl.)	5%
$600-$699 (incl.)	6%
$700 or greater	7%

2. For the purpose of the Agreement, "Net Smelter Returns" shall mean the actual proceeds received by the Optionee from a smelter or other place of sale or treatment with respect to all ore removed by the Optionee from the Property upon Commercial Production as evidenced by its returns or settlement sheets after deducting from the said proceeds all loading, freight or other transportation costs from the shipping point to the smelter or other place of sale or treatment but without any other deduction whatsoever.

3. Net Smelter Returns due and payable to the Optionor hereunder shall be paid within thirty (30) days after receipt of the said actual proceeds by the Optionee.

4. Within ninety (90) days after the end of each fiscal year of the Optionee during which the Property was in commercial production, the records relating to the calculation of Net Smelter Returns during that fiscal year shall be audited and any adjustments shall be made forthwith. The audited financial statements shall be delivered to the Optionor who shall have sixty (60) days after receipt of such statements to question their accuracy and, failing such question, the statements shall be deemed correct.

5. The Optionor or his representative duly appointed in writing shall have the right at all reasonable times, upon written request, to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smelter Returns and at his own expense, to make copies thereof.

STATE OF Colorado)
)SS.
COUNTY OF JEFFERSON)

I certify that I know or have satisfactory evidence that **Paul G. Schmidt** is the person who appeared before me, and said person acknowledged that he signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated: July 18, 2003.

Kathy Evans
(Signature)

NOTARY PUBLIC
Title (such as "Notary Public")

My appointment expires 12-12-2005

Title of Type of Document OPTION AGREEMENT

Number of pages 15 Date of Document AUG. 15th 2003

(Seal or Stamp)

KATHY EVANS
NOTARY PUBLIC
STATE OF COLORADO

CITY OF VANCOUVER)
)
PROVINCE OF BRITISH COLUMBIA)

I certify that I know or have satisfactory evidence that **Brian McAlister**, President, Director and authorized signatory of **Midway Gold Corp.**, is the person who appeared before me, and acknowledged that he signed this instrument for and on behalf of Midway Gold Corp. and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated: July 29, 2003.

(Signature)

STUART B. MORROW
Notary Public
DAVIS & COMPANY
BARRISTERS and SOLICITORS
Burrard Street
VANCOUVER, B.C. V6C 2Z7
687-9444

My appointment expires: N/A

Title of Type of Document: Option Agreement

Number of pages 16 Date of Document August 15, 2003

(Seal or Stamp)